Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND FISCAL YEAR ENDED

JANUARY 31, 2009

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (February 25, 2009)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended January 31, 2009.

The Company discontinued the operations of its Club Libby Lu (“CLL”) specialty store business in January 2009, and the operating performance of CLL and expenses related to discontinuing the operations (primarily severance, inventory liquidation, store closure, and lease termination expenses) are presented as “discontinued operations” in the current and prior year periods.

Overview of Results for the Fourth Quarter and Fiscal Year

For the fourth quarter ended January 31, 2009, the Company posted a net loss of $98.8 million, or $.72 per share. Excluding the after-tax loss from discontinued operations of $15.8 million, or $.12 per share, the Company recorded a loss from continuing operations of $82.9 million, or $.60 per share. The fourth quarter included the following after-tax items totaling $11.2 million, or $0.08 per share:

•	charges of $6.2 million related to asset impairments,
•	$6.4 million of severance expenses related to the Company’s recent downsizing, and
•	a net gain of $1.4 million related to the sale of two unutilized properties.

For the prior year fourth quarter ended February 2, 2008, the Company recorded net income of $39.5 million, or $.26 per share. The prior year fourth quarter included the following after-tax items totaling a net gain of $10.4 million, or $.07 per share:

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expenses of approximately $1.9 million for retention, severance, and transition costs related to the Company’s downsizing and consolidation following the disposition of its Saks Department Store Group (“SDSG”) businesses,

•	charges of $0.4 million related to asset impairments and dispositions,
•	a gain of $8.1 million associated with proceeds from an insurance settlement related to the New Orleans store, which was destroyed in the aftermath of hurricane Katrina,
•	a net gain of $1.6 million related to a Saks Fifth Avenue Off 5TH (“OFF 5TH”) store closing and the sale of an unused support facility, and
•	a $3.0 million state income tax valuation adjustment (credit).

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For the fiscal year ended January 31, 2009, the Company recorded a net loss of $154.9 million, or $1.12 per share. Excluding the after-tax loss from discontinued operations of $32.2 million, or $.23 per share, the Company recorded a loss from continuing operations of $122.8 million, or $.89 per share. The fiscal year included the following after-tax items totaling $26.2 million, or $0.19 per share:

•	charges of $7.0 million related to asset impairments,
•	expenses of approximately $6.7 million for severance costs related to the Company’s recent downsizing and the July 2008 Saks Fifth Avenue Ft. Lauderdale store closing,
•	a net gain of $2.1 million related to the sale of three unutilized properties, and
•	the write-off and adjustment of $14.6 million of certain deferred tax assets primarily associated with Federal Net Operating Loss tax credits that expired at the end of fiscal 2008.

For the prior fiscal year ended February 2, 2008, the Company recorded net income of $47.5 million, or $.31 per share. Excluding the after-tax loss from discontinued operations of $3.2 million, or $.02 per share, the Company recorded income from continuing operations of $50.7 million, or $.33 per share. The prior fiscal year included the following after-tax items totaling net charges of $16.0 million, or $.10 per share:

•	expenses of approximately $18.1 million for retention, severance, and transition costs,
•	expenses of approximately $3.7 million associated with the previously disclosed investigations as well as the settlement of two related vendor lawsuits,
•	a loss on extinguishment of debt totaling $3.4 million related to the repurchase of $106.3 million of senior notes,
•	charges of $2.7 million related to asset impairments and dispositions,
•	a $0.8 million expense related to a state tax adjustment,
•	a gain of $8.1 million associated with proceeds from an insurance settlement related to the New Orleans store,
•	a gain of $1.6 million related to an OFF 5TH store closing and the sale of an unused support facility, and
•	a $3.0 million state income tax valuation adjustment (credit).

Comments on the Fourth Quarter and Fiscal Year Ended January 31, 2009

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “Our sales results and operating performance in the fourth quarter reflected deteriorating macroeconomic conditions. Although our aggressive promotional actions significantly eroded the fourth quarter gross margin rate, we made meaningful progress in reducing inventory levels. As we began the quarter, there was a considerable disconnect between our 4.4% comparable store inventory increase and sales trends. Through promotional activity and partnering with vendors to cancel orders and return product where appropriate, we ended the fiscal year with a 14.6% comparable store inventory decrease.”

The Company’s comparable store sales declined 15.3% in the fourth quarter, which compares to a 9.0% comparable store sales gain reported in the same period last year. Sadove commented, “During the quarter, the Company experienced continued weakness across all geographies, merchandise categories, and channels of distribution. Soft performance in the Company’s New York City flagship store which began in the third quarter persisted into the fourth. Women’s apparel continued to be the most challenging merchandise category.”

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Saks Direct posted a 1.3% comparable store sales decline in the quarter, versus an increase of over 40% in last year’s fourth quarter, marking a slowdown from several years of sustained outsized growth. Saks Direct’s comparable store sales grew approximately 16% for the current fiscal year. OFF 5TH’s comparable store sales performance continued to show relative strength, although sales trends slowed over the last few quarters.

As previously noted, the Company’s 1,630 basis point year-over-year decline in fourth quarter gross margin rate was driven by incremental markdowns as the Company reacted to the rapidly deteriorating economic conditions and aggressively worked to clear excess inventory.

The Company carefully managed its Selling, General, and Administrative expenses (“SG&A”) during the quarter, reducing expenses by nearly $33 million, a 14.3% decline from the prior year (excluding certain items). SG&A as a percent of sales (excluding certain items) was 23.3% in the current fourth quarter compared to 23.2% in the prior year fourth quarter.

As a result of sales and gross margin performance, the Company’s fourth quarter operating loss (excluding certain items) totaled $102.2 million this year compared to operating income (excluding certain items) of $56.5 million last year.

For the year ended January 31, 2009, the Company’s comparable store sales declined by 6.1%, gross margin rate declined by 690 basis points, and SG&A expense rate (excluding certain items) increased by 60 basis points. For the year, the Company posted an operating loss (excluding certain items) of $113.8 million compared to operating income of $143.5 million (excluding certain items) in the prior year.

Balance Sheet Highlights

Consolidated inventories at January 31, 2009 totaled $728.8 million, a 15.0% decrease over the prior year. Inventories decreased 14.6% on a comparable stores basis. Sadove stated, “As previously noted, we made substantial progress in reducing our inventory levels during the fourth quarter, and we are continuing to work diligently to more closely align our inventories with consumption trends.”

At quarter end, the Company had approximately $10.3 million of cash on hand and $156.7 million of direct outstanding borrowings on its revolving credit facility. Funded debt (including capitalized leases and borrowings on the revolving credit facility) at January 31, 2009 totaled approximately $640.1 million, and debt-to-capitalization was 39.9% (without giving effect to cash on hand).

Sadove commented, “We are fortunate to have flexibility under our existing debt facilities, with no short-term maturities of senior debt.” The Company’s revolving credit facility terminates in September 2011 and is subject to no covenants unless the availability falls below $60 million. At that time, the Company is subject to a fixed charge coverage ratio of at least 1:1. Based on the Company’s operating plans and targeted cash flow management, the Company expects to have ample availability on its revolving credit facility during 2009 and does not expect to be subject to the fixed charge coverage ratio at any time during the year.

The Company’s senior notes total $192.3 million and mature as follows: $45.9 million in December 2010, $141.6 million in October 2011, $2.9 million in December 2013, and $1.9

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million in February 2019. The Company also has a 2% $230 million convertible debenture which matures in 2024.

The Company did not repurchase any shares of common stock in the fourth quarter. During the fiscal year ended January 31, 2009, the Company repurchased approximately 2.9 million shares at an average price of $11.83. The Company has remaining availability of approximately 32.7 million shares under its existing share repurchase authorization programs.

Net capital spending for the fiscal year ended January 31, 2009 totaled approximately $129 million.

Outlook for and Approach to 2009

Sadove commented, “It is our expectation that the economic environment will remain extremely challenging through 2009, if not beyond, and we have planned accordingly. We continue to focus on what we can control, and I am pleased with how our organization has risen to the challenge. I am confident we have taken and will continue to take the decisive actions needed in response to the environment and to better position the Company for the future when economic conditions improve. We continue to make targeted investments in our strategic merchandising, marketing, and selling initiatives.

“We are aggressively managing our cash flow through a series of measures related to expenses, capital spending, and inventory purchases. Through these actions and based on the operating plans outlined below, we expect to be free cash flow positive for 2009 and have ample capacity under our revolving credit facility throughout the year.”

A significant component of the Company’s cost reductions relates to the previously announced reduction-in-force and changes to compensation and employee benefit plans. The Company also identified additional non-employee based cost reductions, primarily in the areas of procurement, information technology, distribution and logistics, travel, and marketing. The 2009 cost reductions and eliminations are expected to total between $50 million and $60 million. Approximately $10 million will be reflected in cost of sales (where merchandising and distribution expenses are classified) with the balance classified in SG&A expenses. Reductions in SG&A expenses are expected to more than offset an expected approximate $15 million increase in 2009 pension expense, incremental expenses related to new OFF 5TH stores, more normalized incentive compensation, and certain inflation-driven expenses during the year.

In addition to cost reductions, the Company has lowered its planned capital expenditures for fiscal 2009 to approximately $60 million, a decrease of over 50% from the 2008 spending level. The 2009 capital expenditures primarily will relate to completion of the women’s designer floor in the New York City flagship store and certain renovation projects underway in other stores as well as investments in routine store maintenance and corporate infrastructure projects. The Company also has targeted an approximate 20% decrease in inventory receipts for 2009.

Sadove noted, “The current macroeconomic and retail landscape perhaps is the most challenging that the Company has faced in its 84-year history. It remains impossible to predict future sales and gross margin performance with any degree of certainty.” The Company’s assumptions for fiscal 2009 (excluding the impact of certain items) are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

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Comparable store sales decline for the full fiscal year of low double digits, comprised of a decline of approximately 20% for the first half of the fiscal year (with the first quarter weaker than the second quarter), and a decline of mid-to-high single digits in the second half of the fiscal year (achieved from a lower 2008 sales base).

•	Comparable store inventory levels are expected to be down in the low- to mid-teen percentage range at the end of the second quarter of 2009 and through the second half of 2009.
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Based upon current inventory levels, planned merchandise receipt flow, and the Company’s promotional calendar and permanent markdown cadence, the Company expects gross margin to decrease to the 32% to 34% range in the first half of 2009. The Company expects substantial year-over-year gross margin recovery in the second half of 2009, with gross margins in the 35% to 37% range.

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Based on the aforementioned SG&A reductions, which should more than offset an approximate $15 million increase (largely non-cash) in pension expense, expenses associated with new OFF 5TH stores, more normalized incentive compensation, and certain inflation-driven expenses, absolute SG&A dollars (excluding certain items) for 2009 are expected to be down $20 million to $30 million from the prior year. Principally due to the higher degree of variable expense flexibility in the first half of the year and the fall 2009 anniversarying of certain expense reductions made in the second half of 2008, year-over-year SG&A expense is expected to decline in the first half of 2009 and increase modestly in the second half of the year.

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Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) totaling approximately $325 million to $330 million for the year, which includes depreciation and amortization of approximately $142 million.

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Interest expense approximating $41 million for 2009, based on current debt levels and interest rates. Effective for fiscal year 2009, the Company will adopt a new accounting pronouncement which will require the interest expense on its $230 million convertible subordinated debenture to be based on the prevailing interest rates at the time the convertible debenture was issued as opposed to the stated 2% rate. This accounting change will result in an annual non-cash increase in interest expense of approximately $7 million, which is included in the $41 million estimate above. The new accounting pronouncement requires retroactive application; consequently, interest expense for prior years will be restated beginning in the first quarter of 2009.

•	An effective tax rate of approximately 35.0% for year.
•	A basic common share count and a diluted common share count of approximately 140 million each for the year.
•	Capital expenditures for 2009 of approximately $60 million.

Sadove concluded, “We have an exceptional brand, valuable and unencumbered real estate, a loyal customer base, solid vendor relationships, and an outstanding team. Although we are staying the course with our long-term strategies, we have made and continue to make necessary adjustments to our organization and our operations in response to this environment. We are keenly focused on the future and positioning the Company to be an even stronger organization when the economy improves.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the

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fourth quarter and fiscal year ended January 31, 2009 compared to last year’s fourth quarter and fiscal year ended February 2, 2008 were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)
Fourth Quarter	$835.5	$981.7	(14.9%)	(15.3%)
Fiscal Year	$3,029.7	$3,224.1	(6.0%)	(6.1%)

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Fourth Quarter	$9.0	$10.9
Fiscal Year	$28.1	$30.2

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, February 25, 2009 to discuss results for the quarter and fiscal year. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 77986863).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 53 Saks Fifth Avenue stores, 51 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to

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respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	January 31, 2009		February 2, 2008
Net sales	$835,505	100.0%	$981,717	100.0%
Cost of sales	661,767	79.2%	617,193	62.9%

Gross margin	173,738	20.8%	364,524	37.1%

Selling, general and administrative expenses	205,141	24.6%	230,863	23.5%
Other operating expenses:
Property and equipment rentals	21,493	2.6%	22,251	2.3%
Depreciation & other amortization	38,600	4.6%	33,776	3.4%
Taxes other than income taxes	19,834	2.4%	24,072	2.5%
Store pre-opening costs	978	0.1%	289	0.0%
Impairments and dispositions	9,759	1.2%	705	0.1%

Operating income (loss)	(122,067)	-14.6%	52,568	5.4%

Other income (expense):
Interest expense	(9,336)	-1.1%	(10,214)	-1.0%
Other income, net	2,426	0.3%	18,005	1.8%

Income (loss) before income taxes	(128,977)	-15.4%	60,359	6.1%

Provision (benefit) for income taxes	(46,070)	-5.5%	20,882	2.1%

Net Income (loss) from continuing operations	(82,907)	-9.9%	39,477	4.0%

Discontinued Operations:
Income (loss) from discontinued operations	(26,776)	-3.2%	58	0.0%
Provision (benefit) for income taxes	(10,929)	-1.3%	63	0.0%

Net Income (loss) from discontinued operations	(15,847)	-1.9%	(5)	0.0%

Net Income (loss)	$(98,754)	-11.8%	$39,472	4.0%

Per-share amounts - Basic
Income (loss) from continuing operations	$(0.60)		$0.28
Income (loss) from discontinued operations	$(0.12)		$(0.00)
Net Income (loss)	$(0.72)		$0.28

Per-share amounts - Diluted
Income (loss) from continuing operations	$(0.60)		$0.26
Income (loss) from discontinued operations	$(0.12)		$(0.00)
Net Income (loss)	$(0.72)		$0.26

Weighted average common shares:
Basic	137,688		140,169
Diluted	137,688		152,507

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Twelve Months Ended
	January 31, 2009		February 2, 2008
Net sales	$3,029,743	100.0%	$3,224,076	100.0%
Cost of sales	2,062,494	68.1%	1,972,251	61.2%

Gross margin	967,249	31.9%	1,251,825	38.8%

Selling, general and administrative expenses	770,815	25.4%	827,624	25.7%
Other operating expenses:
Property and equipment rentals	101,063	3.3%	100,106	3.1%
Depreciation & other amortization	134,694	4.4%	131,737	4.1%
Taxes other than income taxes	82,598	2.7%	84,496	2.6%
Store pre-opening costs	2,328	0.1%	707	0.0%
Impairments and dispositions	11,139	0.4%	4,279	0.1%

Operating income (loss)	(135,388)	-4.5%	102,876	3.2%

Other income (expense):
Interest expense	(39,306)	-1.3%	(42,314)	-1.3%
Loss on extinguishment of debt	—	0.0%	(5,634)	-0.2%
Other income, net	5,600	0.2%	24,912	0.8%

Income (loss) before income taxes	(169,094)	-5.6%	79,840	2.5%
Provision (benefit) for income taxes	(46,332)	-1.5%	29,153	0.9%

Net Income (loss) from continuing operations	$(122,762)	-4.1%	$50,687	1.6%

Discontinued Operations:
Loss from discontinued operations	(52,727)	-1.7%	(4,860)	-0.2%
Benefit for income taxes	(20,548)	-0.7%	(1,646)	-0.1%

Net Loss from discontinued operations	(32,179)	-1.1%	(3,214)	-0.1%
Net Income (loss)	$(154,941)	-5.1%	$47,473	1.5%

Per-share amounts - Basic
Income (loss) from continuing operations	$(0.89)		$0.36
Loss from discontinued operations	$(0.23)		$(0.02)
Net Income (loss)	$(1.12)		$0.34

Per-share amounts - Diluted
Income (loss) from continuing operations	$(0.89)		$0.33
Loss from discontinued operations	$(0.23)		$(0.02)
Net Income (loss)	$(1.12)		$0.31

Weighted average common shares:
Basic	138,384		140,402
Diluted	138,384		153,530

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	January 31, 2009	February 2, 2008
ASSETS
Current assets
Cash and cash equivalents	$10,273	$101,162
Merchandise inventories	728,841	857,173
Other current assets	105,350	124,973
Deferred income taxes, net	31,209	42,827

Total current assets	875,673	1,126,135

Property and equipment, net	1,057,417	1,092,004
Goodwill and intangibles, net	270	297
Deferred income taxes, net	210,540	97,108
Other assets	21,108	55,480

TOTAL ASSETS	$2,165,008	$2,371,024

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$90,208	$176,844
Accrued expenses and other current liabilities	274,141	282,311
Dividend payable	1,406	2,641
Current portion of long-term debt	4,673	319,242

Total current liabilities	370,428	781,038

Long-term debt	635,400	253,346
Other long-term liabilities	193,560	161,034

Total liabilities	1,199,388	1,195,418
Commitments and Contingencies
Shareholders' Equity	965,620	1,175,606

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,165,008	$2,371,024